Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENWORTH FINANCIAL, INC.

The present name of the corporation is Genworth Financial, Inc.  The corporation was incorporated under the name Sub XXV, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 23, 2003.  This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.  The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Name

The name of the corporation (hereinafter referred to as the “Corporation”) is Genworth Financial, Inc.

ARTICLE II

Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Purpose

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be incorporated under the General Corporation Law of the State of Delaware, as from time to time in effect (the “DGCL”).

ARTICLE IV

Capital Stock

Section 1.              Authorized Capital Stock.

(a)           The total number of shares of stock that the Corporation shall have authority to issue is two billion three hundred million (2,300,000,000) shares, consisting of:  (1) one billion five hundred million (1,500,000,000) shares of Class A Common Stock, par value $.001 per share (the “Class A Common Stock”); (2) seven hundred million (700,000,000) shares of Class B Common Stock, par value $.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and (3) one hundred million (100,000,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(b)           Immediately upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (this “Certificate of Incorporation”), all outstanding shares of capital stock of the Corporation held by GE Financial Assurance Holdings, Inc. (“GEFAHI”) shall automatically, without any further act by this Corporation or any other person, be converted into shares of Class B Common Stock on a share-for-share basis.

(c)           The holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to vote on all matters upon which the holders of the Class A Common Stock and Class B Common Stock, respectively, are entitled to vote under law or under this Certificate of Incorporation.  The holders of Class A Common Stock and Class B Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock and Class B Common Stock held by such stockholder.  Except as otherwise provided in this Certificate of Incorporation or as required by law, the holders of the Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class.

Section 2.              Designation of Preferred Stock Terms.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           the designation of the series, which may be by distinguishing number, letter or title;

(b)           the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

(c)           the rights in respect of any dividends (or method of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(d)           whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall cumulate;

(e)           if the shares of such series may be redeemed by the Corporation, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

(f)            the amount, if any, payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g)           provisions, if any, for the conversion or exchange of the shares of such series, at any time or times, at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of capital stock of the Corporation or into any other security of the Corporation, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

(h)           restrictions on the issuance of shares of the same series or of any other class or series of capital stock of the Corporation, if any;

(i)            the voting rights and powers, if any, of the holders of shares of the series; and

(j)            such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

Section 3.              Rights of Class B Common Stock.

(a)           The holder or holders of the Class B Common Stock shall have such voting powers as are set forth herein and as are permitted by the DGCL.

(b)           In addition to any other vote required by law or by this Certificate of Incorporation, until the first date on which GE beneficially owns less than fifteen percent (15%) of the outstanding shares of Common Stock, the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B Common Stock, voting or consenting separately as a class, shall be required to authorize the Corporation to adopt or implement any stockholder rights plan or similar takeover defense measure.

(c)           Once GE’s beneficial ownership interest in the Corporation is reduced to less than ten percent (10%) of the outstanding shares of Common Stock, all outstanding shares of Class B Common Stock shall automatically, without any further act or deed on the part of this Corporation or any other person, be converted into shares of Class A Common Stock on a share-for-share basis.  In the event of any automatic conversion of Class B Common Stock pursuant to this Article IV, Section 3(c), certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock.

(i)            Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article IV, Section 3(c) or Article IV, Section 3(d), no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date after such conversion date.

(ii)           Shares of the Class B Common Stock converted into shares of Class A Common Stock pursuant to this Article IV, Section 3(c) or Article IV, Section 3(d) shall be retired and the Corporation shall not be authorized to reissue such shares of Class B Common Stock.

(iii)          Such number of shares of Class A Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Common Stock pursuant to this Article IV, Section 3(c) or Article IV, Section 3(d).

(d)           The Class B Common Stock shall be beneficially owned only by GE and any purported sale, pledge, transfer, assignment or disposition of shares of Class B Common Stock to any Person other than GE shall result in the automatic conversion of such transferred shares of Class B Common Stock into shares of Class A Common Stock, effective immediately upon any such purported sale, pledge, transfer, assignment or disposition of shares of Class B Common Stock, provided that a pledge of shares of Class B Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged securities or the power to dispose or direct the disposition of the pledged securities prior to a default, without any foreclosure or transfer of ownership shall not trigger the conversion of such Class B Common Stock.

(e)           As promptly as practicable after the presentation and surrender for conversion, during usual business hours at any office or agency of the Corporation, of any certificate representing shares of Class B Common Stock that have been converted into shares of Class A Common Stock  pursuant to Article IV, Section 3(c) or Article IV, Section 3(d) hereof, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate for the number of shares of Class A Common Stock issuable upon such conversion.  The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof.  The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(f)            In addition to any other vote required by law or by this Certificate of Incorporation, prior to the Operative Date, the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B Common Stock, voting or consenting separately as a class, shall be required to authorize the Corporation to (and (in the case of clauses (ii), (iii), (iv), (v) and (vi) below) authorize or permit any Subsidiary to):

(i)            consolidate or merge with or into any Person;

(ii)           permit any Subsidiary to consolidate or merge with or into any Person (other than (1) a consolidation or merger of a Wholly Owned Subsidiary with or into a Wholly Owned Subsidiary or (2) in connection with a Permitted Acquisition);

(iii)          directly or indirectly acquire Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person (other than the Corporation or its Wholly Owned Subsidiaries), in each case in a single transaction, or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including Indebtedness assumed by the Corporation or any of its Subsidiaries and Indebtedness of any entity so acquired) paid or delivered by the Corporation and its Subsidiaries in excess of $700 million (other than acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business and transactions to which the Corporation and one or more Wholly Owned Subsidiaries are the only parties or solely between Wholly Owned Subsidiaries);

(iv)          directly or indirectly sell, convey, transfer, lease, or otherwise dispose of any of their respective assets (including Stock and Stock Equivalents) or any interest therein to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets (including Stock and Stock Equivalents or through reinsurance transactions), in each case in a single transaction, or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including Indebtedness assumed by any other Person and Indebtedness of any entity acquired by such other Person) paid to or received by the Corporation and its Subsidiaries in excess of $700 million (other than dispositions and transfers of securities pursuant to portfolio investment decisions in the ordinary course of business and transactions to which the Corporation and one or more Wholly Owned Subsidiaries are the only parties or solely between Wholly Owned Subsidiaries);

(v)           directly or indirectly create, incur, assume, guarantee or otherwise be or become liable with respect to Indebtedness (including Indebtedness of any entity acquired by the Corporation or any of its Subsidiaries, whether or not such Indebtedness is expressly assumed or guaranteed by the Corporation or any of its Subsidiaries) (a) in excess of $700 million outstanding at any one time or (b) that would reasonably be expected to result in a Ratings Event, except in the case of each of clauses (a) and (b), (1)  Existing Indebtedness and (2) Permitted Indebtedness;

(vi)          issue any Stock or any Stock Equivalents, except (a) the issuance of shares of Class A Common Stock upon conversion of shares of Class B Common Stock pursuant to Sections 3(c) and 3(d) of this Article IV, (b) the issuance of shares of Stock of a Wholly Owned Subsidiary of the Corporation to the Corporation or another Wholly Owned Subsidiary of the Corporation, (c) pursuant to the Transactions, (d) the issuance of shares of Class A Common Stock, stock appreciation rights, options to purchase Class A Common Stock and other Stock-based or Stock-related awards, in each case pursuant to employee benefit plans or dividend reinvestment plans approved by the Board of Directors, and (e) by a Securitization Subsidiary in a Securitization Transaction;

(vii)         dissolve, liquidate or wind up the Corporation; or

(viii)        alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case whether directly or indirectly, or by merger, consolidation or otherwise, Articles IV, V, VI, VII, VIII, IX and X of this Certificate of Incorporation or Articles II, III and IV of the Corporation’s Bylaws.

Section 4.              Dividends.

(a)           Subject to provisions of law and the preferences of any series of Preferred Stock and of any other stock ranking prior to the Class A Common Stock or the Class B Common Stock as to the payment of dividends, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the Board and declared out of any funds lawfully available therefor, and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in the resolution or resolutions of the Board providing for the issue of such series.

(b)           If and when dividends on the Class A Common Stock and the Class B Common Stock are declared payable from time to time by the Board as provided in this Article IV, Section 4, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Class A Common Stock and the holders of the Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, subject to the limitations described below.  Except for dividends permitted by Article IV, Section 4(c), if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, such dividends shall be payable at the same rate on all series of Common Stock and the dividends payable in shares of Class A Common Stock shall be payable only to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock shall be payable only to holders of Class B Common Stock.   If the Corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common

Stock, the outstanding shares of the other such class of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, which have been subdivided or combined.

(c)           Except with respect to the Class B Common Stock, if no shares of a particular class of Common Stock are outstanding, the Board may declare and distribute a stock dividend payable in shares of that class to the holders of any other class or series of stock then outstanding.

Section 5.              For purposes of this Article IV and Articles VI, VII, IX and X:

(a)           “beneficially own” shall have the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended through the date hereof, but shall not include shares of Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) shares of Common Stock owned by the GE Pension Trust and beneficial ownership which arises by virtue of some entity that is an affiliate of GE being a sponsor or advisor of a mutual or similar fund that beneficially owns shares of Common Stock;

(b)           “Excluded Transactions” means (i) guarantees by the Corporation  or its Subsidiaries of derivatives of  Subsidiaries of the Corporation, (ii) obligations on drawings under commission funding vehicles to be repaid in full by premiums due to the Corporation and its Subsidiaries and guarantees of such repayment by the Corporation and its Subsidiaries, (iii) securities lending by the Corporation and its Subsidiaries where proceeds received are held in investment grade securities during the term of the transaction, (iv) funding agreements and guaranteed investment contracts issued in the ordinary course of business by a Subsidiary of the Corporation that is a regulated life insurance company, (v) repurchase agreements of the Corporation and its Subsidiaries involving investment grade securities, (vi) guarantees given to states or insurance regulatory authorities thereof in connection with the licensing of the business of the Corporation or any Subsidiary in such jurisdiction, (vii) surplus notes issued from time to time by one or more Wholly Owned Subsidiaries which are special purpose captive reinsurance companies provided that (x) such surplus notes create recourse funding obligations solely to the issuer of such notes and (y) the structure pursuant to which such notes are issued has been approved by applicable insurance regulatory authorities, and (viii) indebtedness (other than any Permitted Securitization Guaranty) between the Corporation and any Wholly Owned Subsidiary or between any two Wholly Owned Subsidiaries (but only to the extent such indebtedness does not increase the consolidated indebtedness of the Corporation and its Subsidiaries in accordance with United States generally accepted accounting principles);

(c)           “Existing Indebtedness” means Indebtedness under (1) Yen 60 billion aggregate amount of 1.6% notes due 2011 being assumed by the Corporation in the Reorganization, (2) the Short-term Intercompany Note, dated May 24, 2004 (the “Intercompany Note”), from the Corporation to GEFAHI in the aggregate principal amount of $2.4 billion, (3) the Subordinated Contingent Promissory Note, dated May 24, 2004, from the Corporation to GEFAHI in the aggregate principal of $550 million, and (4) the senior notes due 2009 included in the Equity Units to be issued by the Corporation as part of the Transactions (the principal amount of such senior notes not to exceed $600 million), and, in the case of such senior notes, Indebtedness under any Permitted Refinancing related thereto;

(d)           “GE” means General Electric Company, a New York corporation, all successors to General Electric Company by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations and other entities in which General Electric Company: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation;

(e)           “Indebtedness” means, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (1) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles), (2) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest in or pledge of property owned or acquired by such Person, whether or not the Indebtedness secured thereby is expressly assumed or guaranteed by such Person, and (3) any liability (contingent or otherwise) of such Person under any Permitted Securitization Guaranty, but excluding the aggregate net amount of Indebtedness of (i) the Corporation or any Subsidiary pursuant to Standard Securitization Undertakings and (ii) any Securitization Subsidiary in a Securitization Transaction, in either case, relating to the sale, contribution or other conveyance of financial assets pursuant to a Securitization Transaction, regardless whether such transaction is effected in a manner that would not be reflected as indebtedness on a balance sheet in accordance with United States generally accepted accounting principles; provided, that the liabilities of the Company and its Subsidiaries under Excluded Transactions shall not constitute Indebtedness;

(f)            “Initial Public Offering” means the initial public offering of Class A Common Stock as contemplated by the Corporation’s Registration Statement on Form S-1 (No. 333-112009);

(g)           “Operative Date” means the first date following the Initial Public Offering on which GE ceases to beneficially own twenty percent (20%) or more of the outstanding shares of Common Stock;

(h)           “Permitted Indebtedness” means (1) Indebtedness under (i) the $1.0 billion five-year revolving credit facility entered into by the Corporation on April 30, 2004 with a syndicate of banks (the “Five-year Credit Facility”), (ii) the $1.0 billion 364-day revolving credit facility entered into by the Corporation on May     , 2004 with a syndicate of banks (the “364-Day Credit Facility” and, collectively with the Five-year Credit Facility, the “Credit Facilities”), and (iii) the commercial paper program to be established by the Corporation after completion of the Initial Public Offering (the aggregate principal amount of Indebtedness under this clause (1) (excluding Indebtedness under the Credit Facilities described in clause (2) of this definition) not to exceed $500 million outstanding at any one time), (2) Indebtedness under the Credit Facilities incurred to fund (i) liabilities of the Corporation and its Subsidiaries under funding agreements or guaranteed investment contracts issued in the ordinary course of business by Subsidiaries of the Corporation that are regulated life insurance companies or (ii) cash payments by the Corporation and its Subsidiaries in connection with insurance policy surrenders and withdrawals in the ordinary course of business, (3) Indebtedness under the $2.4 billion 180-day bridge loan facility to be entered into by the Corporation with a syndicate of banks (the “Short-term Facility”), to the extent the proceeds thereof are used to repay the Intercompany Note, and (4) Indebtedness of up to $1.9 billion aggregate principal amount in senior notes in one or more tranches pursuant to an offering to be made following completion of the Initial Public Offering (collectively, the “Post-IPO Senior Notes”), to the extent the proceeds thereof are used to repay the Short-term Facility and, in the case of each of the Credit Facilities and the Post-IPO Senior Notes, Indebtedness under any Permitted Refinancing related thereto;

(i)            “Permitted Refinancing” means any Indebtedness of the Corporation issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Indebtedness under the Credit Facilities, the Post-IPO Senior Notes or the senior notes referred to in clause (4) of the definition of Existing Indebtedness, in each case in a principal amount (or accreted value, if applicable) that does not exceed the principal amount of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus, in each case, all accrued interest on the Indebtedness and the amount of all fees and expenses, including, without limitation, premiums, incurred in connection therewith);

(j)            “Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof;

(k)           “Permitted Acquisition” means any acquisition by the Corporation or any of its Subsidiaries of Stock, Stock Equivalents or assets of any Person not requiring the prior affirmative vote or written consent of the holders of the Class B Common Stock pursuant to Section 3, clause (f)(iii) above;

(l)            “Permitted Securitization Guaranty” means an obligation (other than pursuant to Standard Securitization Undertakings), contingent or otherwise, of any Person to assure in any manner (1) any Securitization Subsidiary, any investor in securities issued in a Securitization Transaction, or any credit support provider for any Securitization Transaction against loss in connection with such Securitization Transaction or (2) the performance or collection of any Securitization Assets;

(m)          “Ratings Event” means a downgrading, suspension or withdrawal of, or notice being given of any potential or intended downgrading, suspension or withdrawal of, or any review for a possible negative change in, any rating of the Corporation or any Subsidiary, any Indebtedness of the Corporation or any Subsidiary or any securities of the Corporation or any Subsidiary (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any “nationally recognized statistical rating organization” (as such term is defined for purposes of Rule 436(g)(2) under the Securities Act of 1933);

(n)           “Reorganization” means the restructuring transactions of the Corporation entered into at or prior to the Initial Public Offering between the Corporation and its Subsidiaries, on the one hand, and GE (other than the Corporation and its Subsidiaries), on the other hand, as contemplated by the Master Agreement, dated May 24, 2004, by and among General Electric Company, General Electric Capital Corporation, GEI, Inc., GEFAHI and the Corporation, as amended from time to time;

(o)           “Securitization Assets” has the meaning specified in the definition of “Securitization Transaction;”

(p)           “Securitization Subsidiary” means any Subsidiary that engages in no activities other than those reasonably related to or in connection with the entering into of Securitization Transactions and that is designated by the Board of Directors of the Corporation as a Securitization Subsidiary;

(q)           “Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by the Corporation or any of its Subsidiaries pursuant to which such entity may sell, convey, grant a security interest or otherwise transfer to (x) a Securitization Subsidiary (in the case of a transfer by the Corporation or any Subsidiary) or (y) to any Person (in the case of a transfer by a Securitization Subsidiary) any financial assets, whether then existing or arising in the future including, without limitation, installment receivables, credit card receivables, lease receivables, mortgage loan receivables, policyholder loan receivables, premiums, debt obligations or any other type of secured or unsecured financial assets or rights to future payments of any kind or interests therein (the “Securitization Assets”), and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Assets, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets; provided that (i) in connection with such transaction, the Corporation (and each other transferring Subsidiary) shall have received a legal opinion of outside counsel that (x) the conveyance of the Securitization Assets from the Corporation (and/or the applicable Subsidiary) to the Securitization Subsidiary shall be treated as a true sale or true conveyance of such Securitization Assets and not as the granting of a security interest or pledge in respect of the Securitization Assets as collateral for a loan and (y) such Securitization Subsidiary would not be substantively consolidated into the bankruptcy of the Corporation or any Subsidiary of the Corporation involved in the transaction; (ii) no portion of the debt or other obligations in respect of such transaction shall be recourse to, or guaranteed by, the Corporation or any Subsidiary (other than a Securitization Subsidiary) in any way other than pursuant to Standard Securitization Undertakings and any Permitted Securitization Guaranty, and (iii) the entering into and performance of such transaction would not reasonably be expected to result in a Ratings Event;

(r)            “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities provided by the Corporation or any Subsidiary in connection with a Securitization Transaction which are reasonably customary in similar securitization transactions;

(s)           “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting;

(t)            “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt;

(u)           “Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture or partnership of which the Corporation (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests of such entity, or (iii) the capital or profit interests, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body;

(v)           “Transactions” means (1) the Reorganization, (2) the Initial Public Offering, (3) the issuance by the Corporation of $600 million aggregate amount of the Corporation’s Equity Units and the issuance and sale by the Corporation of shares of Common Stock in accordance with the terms of such Equity Units and (4) the issuance by the Corporation of $100 million of its Series A Cumulative Preferred Stock; and

(w)          “Wholly Owned Subsidiary” means each Subsidiary in which the Corporation owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.

ARTICLE V

Bylaws

Bylaws for the Corporation may be adopted, amended, altered or repealed consistent with law and subject to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), and, once adopted, any Bylaw may be altered and repealed:  (i) by the affirmative vote of the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereon; or (ii) by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors (the “Whole Board”); provided, however, that any adoption, amendment, alteration or repeal of the Bylaws by action of the Board of Directors shall require the affirmative vote of a greater number of the directors if so provided by the Bylaws.

ARTICLE VI

Stockholder Action

Section 1.              Action by Consent In Lieu of a Meeting.  Except for actions taken by written consent by the holders of the Class B Common Stock consenting separately as a class or as otherwise provided pursuant to provisions of this Certificate of Incorporation (including any Preferred Stock Designation) fixing the powers, privileges or rights of any class or series of stock other than the Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 2.              Special Meetings.  Prior to the Operative Date, except as required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to the payment of dividends or distributions upon liquidation, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may be called only (i) by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board or (ii) upon the written request of the holders of a majority of the Class B Common Stock filed with the Secretary of the Corporation.  Effective upon and commencing as of the Operative Date, except as required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to the payment of dividends or distributions upon liquidation, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may be called only (x) by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board or (y) upon the written request of the holders of at least forty percent (40%) of the outstanding shares of Common Stock filed with the Secretary of the Corporation.

Section 3.              Stockholder Nomination of Director Candidates and Other Stockholder Proposals.  Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders shall be given in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE VII

Board of Directors

Section 1.              Number of Directors.  Until the first date on which GE shall beneficially own fifty percent (50%) or less of the outstanding shares of Common Stock, the number of directors authorized to be elected by the holders of the Common Stock of the Corporation shall be nine (9).  Beginning on the first date on which GE shall beneficially own fifty percent (50%) or less but at least ten percent (10%) of the outstanding shares of Common Stock, the number of directors authorized to be elected by the holders of Common Stock of the Corporation shall be eleven (11).  Beginning on the first date on which GE shall beneficially own less than ten percent (10%) of the outstanding shares of Common Stock, the number of directors of the Corporation authorized to be elected by the holders of Common Stock of the Corporation shall be not less than one (1) nor more than fifteen (15).  The exact number of directors constituting the entire Board of Directors shall be fixed, subject to the provisions of this Certificate of Incorporation, from time to time by resolution of the Board of Directors or by a nominating committee appointed by the Board of Directors.

Section 2.              Election of Members to the Board.  Except as provided in Article VII, Section 7, the right to elect persons to the Board of Directors shall be allocated as follows:

(a)           At any time when GE shall beneficially own more than fifty percent (50%) of the outstanding shares of Common Stock, at any election of members of the Board of Directors:  (i) the holders of the Class B Common Stock, voting separately as a class, shall be entitled to elect five (5) directors; and (ii) the holders of the Class A Common Stock, voting separately as a class, shall be entitled to elect four (4) directors;

(b)           At any time when GE shall beneficially own at least thirty-three percent (33%) but not more than fifty percent (50%) of the outstanding shares of Common Stock, at any election of members of the Board of Directors:  (i) the holders of the Class B Common Stock, voting separately as a class, shall be entitled to elect four (4) directors; (ii) the holders of the Class A Common Stock, voting separately as a class, shall be entitled to elect five (5) directors; and (iii) the holders of the Class B Common Stock and the holders of the Class A Common Stock, voting together as a single class, shall be entitled to elect the remaining number of directors to be elected at such election by the holders of Common Stock;

(c)           At any time when GE shall beneficially own at least twenty percent (20%) but less than thirty-three percent (33%) of the outstanding shares of Common Stock, at any election of members of the Board of Directors:  (i) the holders of the Class B Common Stock, voting separately as a class, shall be entitled to elect three (3) directors; (ii) the holders of the Class A Common Stock, voting separately as a class, shall be entitled to elect five (5) directors; and (iii) the holders of the Class B Common Stock and the holders of the Class A Common Stock, voting together as a single class, shall be entitled to elect the remaining number of directors to be elected at such election by the holders of Common Stock;

(d)           At any time when GE shall beneficially own at least ten percent (10%) and less than twenty percent (20%) of the outstanding shares of Common Stock, at any election of members of the Board of Directors: (i) the holders of the Class B Common Stock, voting separately as a class, shall be entitled to elect one (1) director; (ii) the holders of the Class A Common Stock, voting separately as a class, shall be entitled to elect five (5) directors; and (iii) the holders of the Class B Common Stock and the holders of the Class A Common Stock, voting together as a single class, shall be entitled to elect the remaining number of directors to be elected at such election by the holders of Common Stock; and

(e)             At any time when GE shall beneficially own less than ten percent (10%) of the outstanding shares of Common Stock, the holders of the Class A Common Stock shall be entitled to elect all of the directors to be elected at such election by the holders of Common Stock.  Concurrently with any conversion of all of the outstanding shares of Class B Common Stock into shares of Class A Common Stock in accordance with Article IV, Sections

3(c) and 3(d) of this Certificate of Incorporation, the former holders of the Class B Common Stock shall cease to have the absolute right to designate or cause the election or maintenance of any directors of the Corporation.

Section 3.              Annual Meetings.  Elections of members of the Board of Directors shall be held annually at the annual meeting of stockholders and each member of the Board of Directors shall hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Section 4.              Written Ballot Not Required.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5.              Resignation; Removal.  Any director may resign at any time upon written notice or notice by electronic transmission to the attention of the Secretary of the Corporation.

(a)           Removal for Cause.  Any director may be removed from office for cause by the affirmative vote of a majority of the outstanding shares of Common Stock (and any series of Preferred Stock then entitled to vote at an election of directors), voting together as a single class.

(b)           Class B Common Stock Director Removal Without Cause.  Any director elected by the vote of the holders of the Class B Common Stock voting separately as a class may be removed from office at any time, without cause, solely by the affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting as a separate class.

(c)           Class A Common Stock Director Removal Without Cause.  Any director elected by the vote of the holders of the Class A Common Stock voting together as a single class, may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the outstanding shares of Class A Common Stock, voting together as a single class.

(d)           Common Stock Removal Without Cause.  Any director elected by the vote of the holders of the Class A Common Stock and Class B Common Stock voting together as a single class, may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

Section 6.              Vacancies.

(a)           Prior to consummation of the Initial Public Offering, the Board of Directors shall, by majority vote, have the power to designate (i) which of its members are deemed to have been elected by the holders of the Class A Common Stock, (ii) which of its members are deemed to have been elected by the holders of the Class B Common Stock and (iii)

which class of directors shall have the right to fill any vacancies on the Board of Directors that exist upon the filing of this Certificate of Incorporation.

(b)           At any time when GE shall beneficially own at least ten percent (10%) of the outstanding shares of Common Stock, vacancies in the Board of Directors resulting from an enlargement of the Board of Directors from nine (9) directors to eleven (11) directors pursuant to Article VII, Section 1, shall be filled in the following manner:

(i)            the first such vacancy shall be filled only by the vote of a majority of the directors elected by the holders of the Class A Common Stock, and the director elected to fill such vacancy shall be deemed to have been elected by the holders of the Class A Common Stock; and

(ii)           the second such vacancy shall be filled only by the vote of a majority of the directors elected by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, and the director elected to fill such vacancy shall be deemed to have been elected by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class;

provided, however, that any vacancy in the Board of Directors existing prior to the enlargement of the Board of Directors pursuant to Article VII, Section 1 shall be filled prior to the filling of the vacancies resulting from the enlargement of the Board of Directors.

(c)           At any time when GE shall beneficially own at least ten percent (10%) of the outstanding shares of Common Stock, any vacancy in the Board of Directors of a director elected by the holders of Class B Common Stock, voting as a separate class, pursuant to Section 2 of this Article VII, shall be filled only by the vote of a majority of the remaining directors so elected by the Class B Common Stock or, if there are none, by a vote of the holders of Class B Common Stock, voting as a separate class.  Any vacancy in the Board of Directors of a director elected by the holders of the Class A Common Stock, voting as a separate class, pursuant to Section 2 of this Article VII, shall be filled only by the vote of the remaining directors elected by the holders of the Class A Common Stock, or if there are none, by a vote of the holders of the Class A Common Stock, voting as a separate class.  Any vacancy in the Board of Directors of a director elected by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, pursuant to Section 2 of this Article VII, shall be filled only by the vote of the remaining directors so elected by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class, or if there are none, by a vote of the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class.  Subject to Article VII, Section 6(a) of this Certificate of Incorporation, any other vacancy in the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 7.              Preferred Stock.  Subject to the provisions of this Certificate of Incorporation, during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal and (iii) any vacancies in such directorships shall be filled in accordance with the applicable Preferred Stock Designation.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

Section 8.              Executive Committee.  Prior to the Operative Date, the Board of Directors shall not have the power to establish an executive committee or any other committee having authority typically reserved for an executive committee.

ARTICLE VIII

Limitations on Liability of and Indemnification of Directors and Officers

Section 1.              Limited Liability.  A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2.              Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 4 of this Article VIII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 3.              Prepayment of Expenses.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

Section 4.              Claims.  If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VIII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 5.              Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.              Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person is entitled to collect and is collectible as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 7.              Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 8.              Other Indemnification and Prepayment of Expenses.  This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX

Corporate Opportunities and Conflicts of Interest

Section 1.              General.  In recognition and anticipation (i) that the Corporation will not be a wholly owned subsidiary of GE and that GE will be a significant stockholder of the Corporation, (ii) that directors, officers and/or employees of GE may serve as directors and/or officers of the Corporation, (iii) that GE may engage and are expected to continue to engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) that GE may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (v) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of GE, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of GE, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and GE, on the other hand, the provisions of this Article IX shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to GE and the conduct of certain affairs of the Corporation as they may involve GE and its officers and directors, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 2.              Certain Agreements and Transactions Permitted.  The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with GE pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and GE, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other.  Subject to Article IX, Section 4, no such agreement, or the performance thereof by the Corporation or any Affiliated Company thereof, or GE, shall, to the fullest extent permitted by law, be considered contrary to (i) any fiduciary duty that GE may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or an Affiliated Company thereof by reason of GE being a controlling or significant stockholder of the Corporation or of any Affiliated Company thereof or participating in the control of the Corporation or of any Affiliated Company thereof or (ii) any fiduciary duty of any director or officer of the Corporation or any Affiliated Company thereof who is also a director, officer or employee of GE to the Corporation or such Affiliated Company, or to any stockholder thereof.  Subject to Article IX, Section 4, to the fullest extent permitted by law, GE, as a stockholder of the Corporation or any Affiliated Company thereof, or as a participant in control of the Corporation or any Affiliated Company thereof, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above and no director, officer or employee of the Corporation who is also a director, officer or employee of GE shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof, to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of GE in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

Section 3.              Business Activities.  Except as otherwise agreed in writing between the Corporation and GE, GE shall to the fullest extent permitted by law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or (ii) doing business with any client, customer or vendor of the Corporation, and (except as provided in Article IX, Section 4 below) neither GE nor any officer, director or employee thereof shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of GE’s engaging in any such activity. In the event that GE acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and GE, GE shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if GE acts in a manner consistent with the following policy: if GE acquires knowledge of a potential transaction or matter which is a corporate opportunity, such corporate opportunity shall belong to GE unless such opportunity was expressly offered to GE in its capacity as a stockholder of the Corporation.  In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence,  GE shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that GE acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

Section 4.              Corporate Opportunities.  (a) In the event that a director or officer of the Corporation who is also a director or officer of GE acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and GE, such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director or officer acts in a manner consistent with the following policy:

(i)            a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director or officer of GE shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to GE; and

(ii)           a corporate opportunity offered to any person who is an officer of both the Corporation and GE shall belong to the Corporation unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of GE, in which case such opportunity shall belong to GE.

(b)           If an officer or director of the Corporation, who also serves as an officer or director of GE, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and GE in any manner not addressed by Article IX, Sections 4(a)(i) or 4(a)(ii), such officer or director shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of fiduciary duty as an officer or director of the Corporation by reason of the fact that GE pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.

Section 5.              Certain Definitions.  For purposes of this Article IX, (a) “Affiliated Company” in respect of the Corporation shall mean any entity controlled by the Corporation, and (b)  “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation, but for the provisions of Sections 3 and 4 of this Article IV, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its officers or directors will be brought into conflict with that of the Corporation.

ARTICLE X

Section 203 of the General Corporation Law

The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article X, apply to the Corporation; and (b) there occurs a transaction in which GE’s beneficial ownership interest in the Corporation is reduced to less than fifteen percent (15%) of the outstanding shares of Common Stock, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

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ARTICLE XI

Amendment of Certificate of Incorporation

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, as from time to time in effect, and to add thereto any other provision authorized by the law of the State of Delaware at the time in force, and, except as may otherwise be explicitly provided by any provision of this Certificate of Incorporation, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or officers of the Corporation or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form, or as hereafter amended, are granted subject to the right reserved in this Article XI.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 24th day of May, 2004.

GENWORTH FINANCIAL, INC.

By:	/s/ Leon E. Roday
	Name:	Leon E. Roday
	Title:	Senior Vice President, General Counsel and Secretary